NEWS RELEASE

Exhibit 99.1

MATTEL REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS

•	Second quarter Net Sales of $860.1 million, up 2% as reported, and up 5% in constant currency, versus prior year.

•	Gross Sales of $962.3 million, up 1% as reported, and up 4% in constant currency.

•	Dolls category Gross Sales up 3% as reported, and up 6% in constant currency; Barbie® Gross Sales up 9% as reported, and up 13% in constant currency.

•	Vehicles category Gross Sales flat as reported, and up 3% in constant currency; Hot Wheels® Gross Sales up 5% as reported, and up 9% in constant currency.

•
Infant, Toddler and Preschool category Gross Sales down 13% as reported, and down 11% in constant currency; Fisher-Price® and Thomas & Friends® Gross Sales down 6% as reported, and down 4% in constant currency.

•	Action Figures, Building Sets and Games categories combined Gross Sales up 21% as reported, and up 23% in constant currency.

•
Structural Simplification run-rate savings of $754 million, exceeding target of $650 million exiting 2019 six months ahead of schedule; expect to achieve another $100 million of run-rate savings by the end of the year.

•	Reported Gross Margin of 39.7%, an improvement of 960 basis points; Adjusted Gross Margin of 39.9%, an improvement of 950 basis points.

•	Reported Operating Loss of $51.4 million, an improvement of $137.8 million; Adjusted Operating Loss of $30.4 million, an improvement of $103.9 million.

•	Fourth consecutive quarter of year-over-year improvement in Gross Margin, Operating Profit / Loss, EBITDA and EPS.

•	Cumulative improvement in reported Operating Income over the past four quarters is $677 million, the largest improvement in any four consecutive quarters in over 15 years.

EL SEGUNDO, Calif., July 25, 2019 - Mattel, Inc. (NASDAQ: MAT) today reported second quarter 2019 financial results.

Ynon Kreiz, Chairman and CEO, Mattel said: “This quarter further demonstrates the continued momentum of our multi-year turnaround strategy. We delivered topline growth in our North America and International segments across all regions, as well as growth in all categories except one, exceeded our Structural Simplification target and still expect additional savings, achieved the fourth consecutive quarter of improved profitability and continued to make progress in laying the groundwork to capture the full value of our IP. We continue to gain traction and remain on-track to transform Mattel into an IP-driven, high-performing toy company.”

Joseph Euteneuer, CFO, Mattel said: “We continue to execute toward our goal to restore profitability and regain topline growth in the short-to-mid term, and to capture the full value of our IP in the mid-to-long term. The benefits of the team’s hard work are clearly materializing across the P&L. We remain focused on sustained progress, methodical execution and the creation of long-term shareholder value.”

NEWS RELEASE

For the second quarter, Net Sales were up 2% as reported, and up 5% in constant currency, versus the prior year’s second quarter. Gross Sales were up 1% as reported, and up 4% in constant currency. Reported Operating Loss was $51.4 million, an improvement of $137.8 million, and Adjusted Operating Loss was $30.4 million, an improvement of $103.9 million. Reported Loss Per Share was $0.31, an improvement of $0.39, and Adjusted Loss Per Share was $0.25, an improvement of $0.29.
For the first six months of the year, Net Sales were flat as reported, and up 3% in constant currency, versus the prior year’s first six months. Gross Sales were down 1% as reported, and up 3% in constant currency. Reported Operating Loss was $182.4 million, an improvement of $283.4 million, and Adjusted Operating Loss was $130.8 million, an improvement of $250.8 million. Reported Loss Per Share was $0.84, an improvement of $0.76, and Adjusted Loss Per Share was $0.69, an improvement of $0.70.
Financial Overview
For the second quarter, Net Sales in the North America segment increased by 2% as reported, and 3% in constant currency, versus the prior year’s second quarter.

Gross Sales in the North America segment increased 1% as reported, and in constant currency, primarily driven by growth in Action Figures, Building Sets and Games (including Toy Story® 4 partially offset by Jurassic World®) and Dolls (including Barbie). This was partially offset by a decline in Infant, Toddler and Preschool (including Fisher-Price Friends and Thomas & Friends) and Vehicles (including lower sales for Jurassic World vehicles).

Net Sales in the International segment increased 5% as reported, and 11% in constant currency, versus the prior year’s second quarter.

Gross Sales in the International segment increased 3% as reported, primarily driven by growth in Action Figures, Building Sets and Games (including Toy Story 4 partially offset by Jurassic World), Dolls (including Barbie and Polly Pocket® partially offset by Enchantimals®), and Vehicles (including increased sales for Hot Wheels partially offset by lower sales for CARS and Jurassic World vehicles). This growth was partially offset by a decline in Infant, Toddler and Preschool (including Fisher-Price Core and Thomas & Friends).

Gross Sales in the International segment increased 9% in constant currency, primarily driven by growth in Action Figures, Building Sets and Games (including Toy Story 4 partially offset by Jurassic World), Dolls (including Barbie and Polly Pocket partially offset by Enchantimals), and Vehicles (including increased sales for Hot Wheels partially offset by lower sales for CARS® and Jurassic World vehicles). This growth was partially offset by a decline in Infant, Toddler and Preschool (including Fisher-Price Core and Thomas & Friends).

Net Sales in the American Girl® segment decreased by 22% as reported, and in constant currency, versus the prior year’s second quarter.

Gross Sales in the American Girl segment decreased by 23% as reported, and in constant currency, primarily driven by lower sales in proprietary retail and direct channels.

Reported Gross Margin increased to 39.7% versus 30.1% in the prior year’s second quarter and Adjusted Gross Margin increased to 39.9% versus 30.4%.

The increase in Reported and Adjusted Gross Margin was primarily driven by savings from our Structural Simplification program, lower obsolescence and foreign exchange.

Reported Other Selling and Administrative Expenses decreased by $51.7 million, or 14%, to $308.3 million, versus the prior year’s second quarter. Adjusted Other Selling and Administrative Expenses decreased by $18.4 million, or 6%, to $289.5 million. The improvements in Reported and Adjusted Other Selling and Administrative Expenses were primarily driven by savings from our Structural Simplification program, partially offset by Toys “R” Us bad debt recoveries in the second quarter 2018.

NEWS RELEASE

For the six months ended June 30, 2019, Cash Flows Used for Operating Activities decreased by $156 million to $401 million, versus the prior year first six months, primarily driven by a lower net loss, excluding the impact of non-cash charges. Cash Flows Used for Investing Activities decreased by $41 million to $44 million, versus the prior year’s second quarter, primarily driven by lower capital spending. Cash Flows Provided by Financing Activities and Other decreased by $253 million to $44 million, versus the prior year’s second quarter, primarily driven by net repayments of long-term borrowings of $275 million during the first half of 2018.
Sales by Categories
For the second quarter, Worldwide Gross Sales for Dolls were $273.4 million, up 3% as reported, and up 6% in constant currency, versus the prior year’s second quarter, primarily driven by growth in Barbie and Polly Pocket, partially offset by a decline in American Girl and Enchantimals.

Worldwide Gross Sales for Infant, Toddler and Preschool were $252.0 million, down 13% as reported, and down 11% in constant currency, versus the prior year’s second quarter, primarily driven by declines in Fisher-Price Core, Fisher-Price Friends and Thomas & Friends.

Worldwide Gross Sales for Vehicles were $214.1 million, flat as reported, and up 3% in constant currency, versus the prior year’s second quarter, primarily driven by a decline in Jurassic World vehicles and CARS, substantially offset by growth in Hot Wheels.

Worldwide Gross Sales for Action Figures, Building Sets and Games were $222.7 million, up 21% as reported, and up 23% in constant currency, versus the prior year’s second quarter, primarily driven by the initial sales of Toy Story 4, partially offset by Jurassic World.
Conference Call and Live Webcast
At 5:00 p.m. (Eastern Time) today, Mattel will host a conference call with investors and financial analysts to discuss its 2019 second quarter financial results. The conference call will be webcast on Mattel's Investor Relations website, https://mattel.gcs-web.com/. To listen to the live call, log on to the website at least 10 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on Mattel's Investor Relations website for 90 days and may be accessed beginning approximately two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 8:30 p.m. Eastern time the evening of the call until Thursday, August 1, 2019 and may be accessed by dialing +1-404-537-3406. The passcode is 6171977.

NEWS RELEASE

Forward-Looking Statements
This press release contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “expects,” “intends,” “plans,” “confident that” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements are based on currently available operating, financial, economic and other information, and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: (i) Mattel’s ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover Mattel’s costs; (ii) downturns in economic conditions affecting Mattel’s markets which can negatively impact retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income and spending, including lower spending on purchases of Mattel’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) potential difficulties or delays Mattel may experience in implementing cost savings and efficiency enhancing initiatives; (v) other economic and public health conditions or regulatory changes in the markets in which Mattel and its customers and suppliers operate, which could create delays or increase Mattel’s costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vi) currency fluctuations, including movements in foreign exchange rates, which can lower Mattel’s net revenues and earnings, and significantly impact Mattel’s costs; (vii) the concentration of Mattel’s customers, potentially increasing the negative impact to Mattel of difficulties experienced by any of Mattel’s customers, including the bankruptcy of Toys “R” Us, Inc., or changes in their purchasing or selling patterns; (viii) the future willingness of licensors of entertainment properties for which Mattel currently has licenses or would seek to have licenses in the future to license those products to Mattel; (ix) the inventory policies of Mattel’s retail customers, including retailers’ potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of Mattel’s revenues in the second half of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (x) the increased costs of developing more sophisticated digital and smart technology products, and the corresponding supply chain and design challenges associated with such products; (xi) work disruptions, which may impact Mattel’s ability to manufacture or deliver product in a timely and cost-effective manner; (xii) the bankruptcy of Toys “R” Us, Inc. or other of Mattel’s significant retailers, or the general lack of success of one of Mattel’s significant retailers which could negatively impact Mattel’s revenues or bad debt exposure; (xiii) the impact of competition on revenues, margins and other aspects of Mattel’s business, including the ability to offer products which consumers choose to buy instead of competitor’s products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xiv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xv) changes in laws or regulations in the United States and/or in other major markets, such as China, in which Mattel operates, including, without limitation, with respect to taxes, tariffs, trade policies or product safety, which may increase Mattel’s product costs and other costs of doing business, and reduce Mattel’s earnings, (xvi) failure to realize the planned benefits from any investments or acquisitions made by Mattel, (xvii) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for Mattel’s products or delay or increase the cost of implementation of Mattel’s initiatives or alter Mattel’s actions and reduce actual results; (xviii) changes in financing markets or the inability of Mattel to obtain financing on attractive terms (xix) the impact of litigation or arbitration decisions or settlement actions; (xx) uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark and (xxi) other risks and uncertainties as may be described in Mattel’s periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as well as in Mattel's other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

NEWS RELEASE

Non-GAAP Financial Measures
To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Mattel presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The non-GAAP financial measures that Mattel uses in this earnings release include Gross Sales, Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Other Selling and Administrative Expenses, Adjusted Operating Income (Loss), Adjusted Earnings (Loss) Per Share, earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, and constant currency. Mattel uses these metrics to analyze its continuing operations and to monitor, assess and identify meaningful trends in its operating and financial performance, and each is discussed in detail below. Mattel believes that the disclosure of non-GAAP financial measures provides useful supplemental information to investors to be able to better evaluate ongoing business performance and certain components of the Company’s results. These measures are not, and should not be viewed as, substitutes for GAAP financial measures. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are attached to this earnings release as exhibits and to our earnings slide presentation as an appendix.

This earnings release and our earnings slide presentation are available on Mattel's Investor Relations website, https://mattel.gcs-web.com/, under the subheading “Financial Information - Earnings Releases.”
Gross Sales
Gross Sales represent sales to customers, excluding the impact of Sales Adjustments. Net Sales, as reported, include the impact of Sales Adjustments, such as trade discounts and other allowances. Mattel presents changes in Gross Sales as a metric for comparing its aggregate, categorical, brand and geographic results to highlight significant trends in Mattel’s business. Changes in Gross Sales are discussed because, while Mattel records the details of such Sales Adjustments in its financial accounting systems at the time of sale, such Sales Adjustments are generally not associated with brands and individual products, making Net Sales less meaningful. Since Sales Adjustments are determined by customer rather than at the brand level, Mattel believes that the disclosure of Gross Sales by categories and brand is useful supplemental information for investors to be able to assess the performance of its underlying brands (e.g., Barbie) and also enhances their ability to compare sales trends over time.
Adjusted Gross Profit and Adjusted Gross Margin
Adjusted Gross Profit and Adjusted Gross Margin represent reported Gross Profit and Reported Gross Margin, respectively, adjusted to exclude asset impairments, severance and restructuring expenses and the impact of the inclined sleeper product recalls. Adjusted Gross Margin represents Mattel’s Adjusted Gross Profit, as a percentage of Net Sales. Adjusted Gross Profit and Adjusted Gross Margin are presented to provide additional perspective on underlying trends in Mattel’s core Gross Profit and Gross Margin, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.
Adjusted Other Selling and Administrative Expenses
Adjusted Other Selling and Administrative Expenses represents Mattel’s Reported Other Selling and Administrative Expenses, adjusted to exclude asset impairments, non-recurring executive compensation, severance and restructuring expenses, the impact of the inclined sleeper product recalls, and sale of assets, which are not part of Mattel’s core business. Adjusted Other Selling and Administrative Expenses is presented to provide additional perspective on underlying trends in Mattel’s core other selling and administrative expenses, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.
Adjusted Operating Income (Loss)
Adjusted Operating Income (Loss) represents Mattel’s reported Operating Loss, adjusted to exclude the impact of asset impairments, non-recurring executive compensation, severance and restructuring expenses, sale of assets, and the impact of the inclined sleeper product recalls, which are not part of Mattel’s core business. Adjusted Operating Income (Loss) is presented to provide additional perspective on underlying trends in Mattel’s core operating results, which Mattel believes is useful supplemental information for investors to be able to gauge and compare Mattel’s current business performance from one period to another.

NEWS RELEASE

Adjusted Earnings (Loss) Per Share
Adjusted Earnings (Loss) Per Share represents Mattel’s Reported Diluted Earnings (Loss) Per Common Share, adjusted to exclude the impact of asset impairments, severance and restructuring expenses, and the impact of the inclined sleeper product recalls, which are not part of Mattel’s core business. The aggregate tax effect of the adjustments is calculated by tax effecting the adjustments by the current effective tax rate, adjusting for certain discrete tax items, and dividing by the reported weighted average number of common shares. Adjusted Earnings (Loss) Per Share is presented to provide additional perspective on underlying trends in Mattel’s core business. Mattel believes it is useful supplemental information for investors to gauge and compare Mattel’s current earnings results from one period to another. Adjusted Earnings (Loss) Per Share is a performance measure and should not be used as a measure of liquidity.
EBITDA and Adjusted EBITDA
EBITDA represents Mattel’s Net Income (Loss), adjusted to exclude the impact of interest expense, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude the impact of asset impairments, share-based compensation, severance and restructuring expenses, sale of assets, and the impact of the inclined sleeper product recalls, which are not part of Mattel’s core business. Mattel believes EBITDA and Adjusted EBITDA are useful supplemental information for investors to gauge and compare Mattel’s business performance to other companies in our industry with similar capital structures. The presentation of Adjusted EBITDA differs from how we will calculate EBITDA for purposes of covenant compliance under the indenture governing our 6.75% senior notes due 2025 and the syndicated facility agreement governing our senior secured revolving credit facilities. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. As a result, we rely primarily on our GAAP results and use EBITDA and Adjusted EBITDA only supplementally.
Constant currency
Percentage changes in results expressed in constant currency are presented excluding the impact from changes in currency exchange rates. To present this information, Mattel calculates constant currency information by translating current period and prior period results for entities reporting in currencies other than the US dollar using consistent exchange rates. The constant currency exchange rates are determined by Mattel at the beginning of each year and are applied consistently during the year. They are generally different from the actual exchange rates in effect during the current or prior period due to volatility in actual foreign exchange rates. Mattel considers whether any changes to the constant currency rates are appropriate at the beginning of each year. The exchange rates used for these constant currency calculations are generally based on prior year actual exchange rates. The difference between the current period and prior period results using the consistent exchange rates reflects the changes in the underlying performance results, excluding the impact from changes in currency exchange rates. Mattel analyzes constant currency results to provide additional perspective on changes in underlying trends in Mattel’s operating performance. Mattel believes that the disclosure of the percentage change in constant currency is useful supplemental information for investors to be able to gauge Mattel’s current business performance and the longer-term strength of its overall business since foreign currency changes could potentially mask underlying sales trends. The disclosure of the percentage change in constant currency enhances investor’s ability to compare financial results from one period to another.
About Mattel
Mattel is a leading global children’s entertainment company that specializes in design and production of quality toys and consumer products. We create innovative products and experiences that inspire, entertain and develop children through play. We engage consumers through our portfolio of iconic franchises, including Barbie®, Hot Wheels®, American Girl®, Fisher-Price®, Thomas & Friends® and MEGA®, as well as other popular brands that we own or license in partnership with global entertainment companies. Our offerings include film and television content, gaming, music and live events. We operate in 40 locations and sell products in more than 150 countries in collaboration with the world’s leading retail and technology companies. Since its founding in 1945, Mattel is proud to be a trusted partner in exploring the wonder of childhood and empowering kids to reach their full potential. Visit us online at www.mattel.com.

NEWS RELEASE

Contacts:

News Media	Securities Analysts
Dena Cook	David Zbojniewicz
dena.cook@mattel.com	david.zbojniewicz@mattel.com
310-252-4247	310-252-2703

MAT-FIN MAT-CORP

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)1

	For the Three Months Ended June 30,						For the Six Months Ended June 30,
	2019		2018		Yr / Yr % Change as Reported	Yr / Yr % Change in Constant Currency	2019		2018		Yr / Yr % Change as Reported	Yr / Yr % Change in Constant Currency
(In millions, except per share and percentage information)	$ Amt	% Net Sales	$ Amt	% Net Sales			$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$860.1		$840.7		2%	5%	$1,549.3		$1,549.1		—%	3%
Cost of sales	518.7	60.3%	587.5	69.9%	-12%		968.1	62.5%	1,077.0	69.5%	-10%
Gross Profit	341.4	39.7%	253.2	30.1%	35%	32%	581.2	37.5%	472.1	30.5%	23%	27%
Advertising and promotion expenses	84.5	9.8%	82.4	9.8%	3%		154.0	9.9%	153.2	9.9%	—%
Other selling and administrative expenses	308.3	35.8%	360.0	42.8%	-14%		609.6	39.3%	784.6	50.6%	-22%
Operating Loss	(51.4)	-6.0%	(189.2)	-22.5%	-73%	-72%	(182.4)	-11.8%	(465.8)	-30.1%	-61%	-62%
Interest expense	46.2	5.4%	43.5	5.2%	6%		93.2	6.0%	84.5	5.5%	10%
Interest (income)	(1.5)	-0.2%	(1.7)	-0.2%	-10%		(3.8)	-0.2%	(4.8)	-0.3%	-22%
Other non-operating (income) expense, net	(0.3)		3.1				1.6		2.5
Loss Before Income Taxes	(95.8)	-11.1%	(234.0)	-27.8%	-59%	-58%	(273.4)	-17.6%	(547.9)	-35.4%	-50%	-51%
Provision for income taxes	12.2		6.9				18.3		4.3
Net Loss	$(108.0)	-12.6%	$(240.9)	-28.7%	-55%		$(291.7)	-18.8%	$(552.2)	-35.6%	-47%
Net Loss Per Common Share - Basic	$(0.31)		$(0.70)				$(0.84)		$(1.60)
Weighted average number of common shares	345.9		344.6				345.9		344.5
Net Loss Per Common Share - Diluted	$(0.31)		$(0.70)				$(0.84)		$(1.60)
Weighted average number of common and potential common shares	345.9		344.6				345.9		344.5

1 Amounts may not foot due to rounding.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

CONDENSED CONSOLIDATED BALANCE SHEETS1

	June 30,		December 31,
	2019	2018	2018
(In millions)	(Unaudited)
Assets
Cash and equivalents	$194.1	$228.6	$594.5
Accounts receivable, net	755.7	780.1	970.1
Inventories	722.4	715.3	542.9
Prepaid expenses and other current assets	243.3	327.3	245.0
Total current assets	1,915.5	2,051.3	2,352.4
Property, plant, and equipment, net	595.8	719.7	657.6
Right-of-use assets, net[2]	317.1	—	—
Other noncurrent assets	2,218.2	2,282.4	2,233.4
Total Assets	$5,046.6	$5,053.4	$5,243.5

Liabilities and Stockholders' Equity
Short-term borrowings	$45.0	$80.0	$4.2
Accounts payable and accrued liabilities[2]	1,007.0	1,014.3	1,238.4
Income taxes payable	22.6	3.1	10.0
Total current liabilities	1,074.6	1,097.4	1,252.6
Long-term debt	2,855.2	2,848.2	2,851.7
Noncurrent lease liabilities[2]	284.9	—	—
Other noncurrent liabilities	410.6	443.8	469.7
Total stockholders' equity	421.3	664.0	669.5
Total Liabilities and Stockholders' Equity	$5,046.6	$5,053.4	$5,243.5

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)1

	June 30,
	2019	2018
Key Balance Sheet Data:
Accounts receivable, net days of sales outstanding (DSO)	79	84

	Six Months Ended June 30,
(In millions)	2019	2018
Condensed Cash Flow Data:
Cash flows used for operating activities	$(401)	$(557)
Cash flows used for investing activities	(44)	(85)
Cash flows provided by (used for) financing activities and other	44	(209)
Decrease in cash and equivalents	$(400)	$(851)

1 Amounts may not foot due to rounding.
2 Mattel adopted ASU 2016-02, Leases (Topic 842), on January 1, 2019 using the modified retrospective transition method. Upon adoption, Mattel recorded a right-of-use asset and lease liability on its balance sheet. Prior periods were not retrospectively adjusted.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

WORLDWIDE GROSS SALES INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2019	2018	% Change as Reported	% Change in Constant Currency	2019	2018	% Change as Reported	% Change in Constant Currency
	(In millions, except percentage information)
Worldwide Gross Sales:
Net Sales	$860.1	$840.7	2%	5%	$1,549.3	$1,549.1	—%	3%
Sales Adjustments[2]	102.2	113.4			193.1	205.0
Gross Sales	$962.3	$954.1	1%	4%	$1,742.4	$1,754.1	-1%	3%

Worldwide Gross Sales by Categories:[3]
Dolls	$273.4	$266.6	3%	6%	$526.3	$524.0	—%	4%
Infant, Toddler and Preschool	252.0	288.0	-13	-11	445.6	514.6	-13	-11
Vehicles	214.1	215.0	—	3	397.5	404.0	-2	3
Action Figures, Building Sets and Games	222.7	184.4	21	23	373.0	311.5	20	22
Gross Sales	$962.3	$954.1	1%	4%	$1,742.4	$1,754.1	-1%	3%

Supplemental Gross Sales Disclosure

Worldwide Gross Sales by Top 3 Power Brands:
Barbie	$186.5	$170.7	9%	13%	$350.0	$323.4	8%	13%
Hot Wheels	175.2	167.3	5	9	325.7	312.2	4	9
Fisher-Price and Thomas & Friends	222.4	236.2	-6	-4	394.8	424.0	-7	-4
Other	378.1	379.9	—	2	671.8	694.5	-3	-1
Gross Sales	$962.3	$954.1	1%	4%	$1,742.4	$1,754.1	-1%	3%

1 Amounts may not foot due to rounding.
2 Sales Adjustments are not allocated to individual products. As such, Net Sales are not presented on a categories or brand level.
3 Mattel modified its reporting structure for revenues in the first quarter of 2019 to disclose revenues by categories. Refer to Note 23, Segment Information, in the Form 10-Q for additional information.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT IV

GROSS SALES BY SEGMENT (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2019	2018	% Change as Reported	% Change in Constant Currency	2019	2018	% Change as Reported	% Change in Constant Currency
	(In millions, except percentage information)
North America Segment Gross Sales:
Net Sales	$422.9	$412.7	2%	3%	$764.3	$738.9	3%	4%
Sales Adjustments[2]	24.5	30.2			52.5	52.4
Gross Sales	$447.4	$442.9	1%	1%	$816.7	$791.3	3%	3%

North America Gross Sales by Categories:[3]
Dolls	$93.3	$84.1	11%	11%	$173.6	$153.4	13%	13%
Infant, Toddler and Preschool	142.6	161.3	-12	-11	250.6	280.1	-11	-10
Vehicles	88.6	92.2	-4	-4	173.6	175.4	-1	-1
Action Figures, Building Sets and Games	122.8	105.3	17	17	219.0	182.4	20	20
Gross Sales	$447.4	$442.9	1%	1%	$816.7	$791.3	3%	3%

Supplemental Gross Sales Disclosure

North America Gross Sales by Top 3 Power Brands:
Barbie	$78.5	$69.2	13%	14%	$147.8	$129.6	14%	14%
Hot Wheels	68.6	70.8	-3	-3	135.6	134.3	1	1
Fisher-Price and Thomas & Friends	124.6	128.5	-3	-3	221.2	228.3	-3	-3
Other	175.7	174.5	1	1	312.2	299.0	4	5
Gross Sales	$447.4	$442.9	1%	1%	$816.7	$791.3	3%	3%

1 Amounts may not foot due to rounding.
2 Sales Adjustments are not allocated to individual products. As such, Net Sales are not presented on a categories or brand level.
3 Mattel modified its reporting structure for revenues in the first quarter of 2019 to disclose revenues by categories. Refer to Note 23, Segment Information, in the Form 10-Q for additional information.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT V

GROSS SALES BY SEGMENT (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2019	2018	% Change as Reported	% Change in Constant Currency	2019	2018	% Change as Reported	% Change in Constant Currency
	(In millions, except percentage information)
Total International Segment Gross Sales:
Net Sales	$403.6	$384.8	5%	11%	$707.1	$702.0	1%	8%
Sales Adjustments[2]	76.9	81.9			138.6	148.8
Gross Sales	$480.5	$466.7	3%	9%	$845.7	$850.8	-1%	7%

International Segment Gross Sales:
EMEA[3]
Net Sales	$191.1	$180.0	6%	13%	$365.6	$365.8	—%	8%
Sales Adjustments[2]	43.0	39.6			84.9	83.2
Gross Sales	$234.1	$219.5	7%	13%	$450.5	$449.1	—%	9%

Latin America
Net Sales	$121.2	$116.8	4%	9%	$185.7	$180.2	3%	9%
Sales Adjustments[2]	20.1	21.7			30.9	32.8
Gross Sales	$141.3	$138.6	2%	7%	$216.6	$213.0	2%	8%

Asia Pacific[3]
Net Sales	$91.3	$88.0	4%	9%	$155.8	$156.0	—%	5%
Sales Adjustments[2]	13.7	20.6			22.9	32.7
Gross Sales	$105.1	$108.6	-3%	2%	$178.7	$188.7	-5%	—%

International Gross Sales by Categories:[4]
Dolls	$145.7	$138.1	6%	12%	$272.8	$258.8	5%	14%
Infant, Toddler and Preschool	109.4	126.7	-14	-9	195.0	234.6	-17	-12
Vehicles	125.5	122.9	2	9	223.9	228.6	-2	6
Action Figures, Building Sets and Games	99.9	79.1	26	31	154.0	128.9	19	26
Gross Sales	$480.5	$466.7	3%	9%	$845.7	$850.8	-1%	7%

Supplemental Gross Sales Disclosure

International Gross Sales by Top 3 Power Brands:
Barbie	$108.1	$101.6	6%	13%	$202.3	$193.8	4%	13%
Hot Wheels	106.6	96.5	10	18	190.1	178.0	7	16
Fisher-Price and Thomas & Friends	97.8	107.7	-9	-5	173.6	195.6	-11	-6
Other	168.1	160.9	4	9	279.7	283.4	-1	5
Gross Sales	$480.5	$466.7	3%	9%	$845.7	$850.8	-1%	7%

1 Amounts may not foot due to rounding.
2 Sales Adjustments are not allocated to individual products. As such, Net Sales are not presented on a categories or brand level.
3 Mattel reorganized its regional sales reporting structure in the first quarter of 2019. As a result, the new regions are Europe, the Middle East, and Africa (“EMEA”), Latin America, and Asia Pacific. The Middle East, Africa, Russia, and Turkey were previously included in the Asia Pacific region (previously Global Emerging Markets) and are now included in EMEA (previously Europe). Prior period amounts have been reclassified to conform to the current period presentation.
4 Mattel modified its reporting structure for revenues in the first quarter of 2019 to disclose revenues by categories. Refer to Note 23, Segment Information, in the Form 10-Q for additional information.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT VI

GROSS SALES BY SEGMENT (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2019	2018	% Change as Reported	% Change in Constant Currency	2019	2018	% Change as Reported	% Change in Constant Currency
	(In millions, except percentage information)
American Girl Segment Gross Sales:
Net Sales	$33.5	$43.2	-22%	-22%	$78.0	$108.2	-28%	-28%
Sales Adjustments	0.9	1.4			2.0	3.9
Gross Sales	$34.4	$44.6	-23%	-23%	$80.0	$112.0	-29%	-28%

1 Amounts may not foot due to rounding.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT VII

SUPPLEMENTAL FINANCIAL INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In millions, except per share and percentage information)	2019[2]	2018[2]	2019[2]	2018[2]
Gross Profit
Gross Profit, As Reported	$341.4	$253.2	$581.2	$472.1
Gross Margin	39.7%	30.1%	37.5%	30.5%
Adjustments:
Asset Impairments	—	2.8	—	5.8
Severance and Restructuring Expenses[3]	3.5	—	3.5	—
Inclined Sleeper Product Recalls[4]	(1.3)	—	20.6	—
Gross Profit, As Adjusted	$343.5	$256.0	$605.2	$477.9
Adjusted Gross Margin	39.9%	30.4%	39.1%	30.8%

Other Selling and Administrative Expenses
Other Selling and Administrative Expenses, As Reported	$308.3	$360.0	$609.6	$784.6
% of Net Sales	35.8%	42.8%	39.3%	50.6%
Adjustments:
Asset Impairments	—	(4.3)	—	(6.1)
Non-recurring Executive Compensation	—	—	—	(1.0)
Severance and Restructuring Expenses[3]	(14.4)	(47.8)	(23.1)	(72.7)
Inclined Sleeper Product Recalls[4]	(4.4)	—	(4.4)	—
Sale of Assets	—	—	—	1.4
Other Selling and Administrative Expenses, As Adjusted	$289.5	$307.9	$582.1	$706.2
% of Net Sales	33.7%	36.6%	37.6%	45.6%

Operating Loss
Operating Loss, As Reported	$(51.4)	$(189.2)	$(182.4)	$(465.8)
Adjustments:
Asset Impairments	—	7.1	—	11.9
Non-recurring Executive Compensation	—	—	—	1.0
Severance and Restructuring Expenses[3]	17.9	47.8	26.6	72.7
Inclined Sleeper Product Recalls[4]	3.1	—	25.0	—
Sale of Assets	—	—	—	(1.4)
Operating Loss, As Adjusted	$(30.4)	$(134.3)	$(130.8)	$(381.6)

Other Information
Toys "R" Us Net Sales Reversal[5]	$—	$—	$—	$29.5
Toys "R" Us Bad Debt Expense, Net[5]	$—	$(7.0)	$—	$50.3
Inclined Sleeper Product Recalls[4]	$3.1	$—	$30.4	$—

1 Amounts may not foot due to rounding.
2 Toys "R" Us Net Sales Reversal and Toys "R" Us Bad Debt Expense, Net are not presented as non-GAAP adjustments for the three and six months ended June 30, 2019 and 2018.
3 For the three and six months ended June 30, 2019, severance and restructuring expenses include $11.5 million related to Capital Light initiatives of which $3.5 million was recorded to Cost of Sales and $8.0 million was recorded to Other Selling and Administrative Expenses.
4 Mattel recorded an estimated impact of $3.1 million and $30.4 million related to inclined sleeper product recalls for the three and six months ended June 30, 2019, respectively. Of the $30.4 million recorded during the six months ended June 30, 2019, $5.4 million was a reduction to Net Sales for estimated retailer returns.
5 As a result of the Toys "R" Us liquidation, Mattel reversed Net Sales for the estimated uncollectible portion of its outstanding receivables originating from first quarter 2018 sales. As such, Gross Profit, As Reported includes the Cost of Sales for the inventory sold to Toys "R" Us but excludes the corresponding Net Sales. Additionally, during 2018, Mattel recorded Bad Debt Expense, Net for the estimated uncollectible portion of its outstanding receivables, net of recoveries and other reductions.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT VII

SUPPLEMENTAL FINANCIAL INFORMATION (Unaudited)1
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In millions, except per share and percentage information)	2019[2]	2018[2]	2019[2]	2018[2]
Earnings Per Share
Net Loss Per Common Share, As Reported	$(0.31)	$(0.70)	$(0.84)	$(1.60)
Adjustments:
Asset Impairments	—	0.02	—	0.03
Severance and Restructuring Expenses[3]	0.05	0.14	0.08	0.21
Inclined Sleeper Product Recalls[4]	0.01	—	0.07	—
Tax Effect of Adjustments[6]	—	—	—	(0.03)
Net Loss Per Common Share, As Adjusted	$(0.25)	$(0.54)	$(0.69)	$(1.39)

EBITDA and Adjusted EBITDA
Net Loss, As Reported	$(108.0)	$(240.9)	$(291.7)	$(552.2)
Adjustments:
Interest Expense	46.2	43.5	93.2	84.5
Provision for Income Taxes	12.2	6.9	18.3	4.3
Depreciation	51.5	58.9	103.6	117.4
Amortization	9.9	9.5	20.3	19.7
EBITDA	11.8	(122.1)	(56.3)	(326.2)
Adjustments:
Asset Impairments	—	7.1	—	11.9
Share-based Compensation	12.4	8.0	24.3	22.4
Severance and Restructuring Expenses[3]	14.5	47.8	23.2	72.7
Inclined Sleeper Product Recalls[4]	3.1	—	25.0	—
Sale of Assets	—	—	—	(1.4)
Adjusted EBITDA	$41.8	$(59.2)	$16.2	$(220.6)

1 Amounts may not foot due to rounding.
2 Toys "R" Us Net Sales Reversal and Toys "R" Us Bad Debt Expense, Net are not presented as non-GAAP adjustments for the three and six months ended June 30, 2019 and 2018.
3 For the three and six months ended June 30, 2019, severance and restructuring expenses include $11.5 million related to Capital Light initiatives of which $3.5 million was recorded to Cost of Sales and $8.0 million was recorded to Other Selling and Administrative Expenses.
4 Mattel recorded an estimated impact of $3.1 million and $30.4 million related to inclined sleeper product recalls for the three and six months ended June 30, 2019, respectively. Of the $30.4 million recorded during the six months ended June 30, 2019, $5.4 million was a reduction to Net Sales for estimated retailer returns.
6 The aggregate tax effect of the adjustments is calculated by tax effecting the adjustments by the current effective tax rate, and dividing by the reported weighted average number of common and potential common shares. Adjustments for the U.S. and certain International affiliates were not tax effected because of the valuation allowance on deferred tax assets.